Exhibit 99.1

SRI/SURGICAL EXPRESS, INC. REPORTS

THIRD QUARTER 2004 FINANCIAL RESULTS

TAMPA, FL— Monday, November 8, 2004 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) reported results for the third quarter of fiscal 2004, ended September 30, 2004. Revenues for the 2004 third quarter increased 3% to $22.3 million compared to $21.7 million for the quarter ended September 30, 2003. Net loss for the 2004 third quarter decreased to $128,000 compared to a net loss of $155,000 for the 2003 third quarter. Gross profit for the 2004 third quarter increased 5% to $5.4 million or 24.2% of revenues compared to $5.1 million or 23.8% of revenues for the 2003 third quarter. Earnings per share for the 2004 third quarter remained unchanged at a loss of $0.02 per basic and diluted share, compared to a loss per share of $0.02 per basic and diluted share for the 2003 third quarter. The results of operations included 40 weeks for the nine-month period ended September 30, 2004 and 39 weeks for the nine-month period ended September 30, 2003.

As previously disclosed, Joseph A. Largey resigned his positions as Chief Executive Officer and as a director of the Company on September 27, 2004. A one-time charge of approximately $325,000 associated with his employment termination is reflected in the third quarter results.

SRI continues to experience pricing and competitive pressures, principally because of competitors offering disposable alternatives to its reusable products. However, SRI is realizing overall revenue growth from 2003 as it benefits from the growth of its instrument processing programs and efforts to strengthen and build its customer relationships and upgrade its staff, facilities, and internal processes.

SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 20 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$22,311	$21,666	$69,064	$64,532
Cost of revenues	16,903	16,517	51,810	48,194

Gross profit	5,408	5,149	17,254	16,338

Distribution expenses	1,505	1,456	4,624	4,452
Selling and administrative expenses	3,878	3,678	11,587	11,141

Income from operations	25	15	1,043	745

Interest expense, net	236	262	717	874

Income (loss) before income taxes	(211)	(247)	326	(129)

Income tax expense (benefit)	(83)	(92)	128	(49)

Net income (loss)	$(128)	$(155)	$198	$(80)

Earnings (loss) per share:
Basic	$(0.02)	$(0.02)	$0.03	$(0.01)

Diluted	$(0.02)	$(0.02)	$0.03	$(0.01)

Weighted average common shares outstanding:
Basic	6,263	6,263	6,263	6,266

Diluted	6,263	6,263	6,324	6,266

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of September 30, 2004	As of December 31, 2003
	(unaudited)	(1)
Cash and cash equivalents	$289	$627
Accounts receivable, net	11,940	10,416
Inventories, net	6,578	6,030
Reusable surgical products, net	21,448	22,035
Property, plant and equipment, net	36,345	38,539
Other assets	7,621	7,920

Total assets	$84,221	$85,567

Notes payable to bank	$4,900	$7,009
Accounts payable	7,126	6,921
Accrued expenses	3,580	2,726
Obligations under capital lease	4,516	4,515
Bonds payable	9,205	9,700
Deferred tax liability, net	2,384	2,384

Total liabilities	31,711	33,255
Shareholders’ equity	52,510	52,312

Total liabilities and shareholders’ equity	$84,221	$85,567

(1)	Derived from audited financial statements